UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):December 22, 2020 (December 17, 2020)

Y-MABS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38650	47-4619612
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

230 Park Avenue

Suite 3350

New York, New York 10169

(Address of principal executive offices) (Zip Code)

(646) 885-8505

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, $0.0001 par value	YMAB	NASDAQ Global Select Market

Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2020, Y-mAbs Therapeutics, Inc., (the “Company”) entered into a license agreement (the “License Agreement”) with SciClone Pharmaceuticals International Ltd. (“SciClone”).

Under the terms of the License Agreement the Company granted SciClone an exclusive license to develop and commercialize DANYELZA® (naxitamab-gqgk) for the treatment of patients with relapsed/refractory high-risk neuroblastoma and omburtamab, if approved, (jointly “Licensed Products”) for the treatment of pediatric patients with CNS/leptomeningeal metastasis from neuroblastoma, as well as certain other indications, in Greater China, including Mainland China, Taiwan, Hong Kong and Macau (together the “Territory” and each a “Region”).

The Company also agreed to transfer certain know-how including data and regulatory materials related to the Licensed Products and to allow SciClone the right to access and cross-reference filings made by Y-mAbs regulatory authorities and regulatory materials relating to the extent necessary in connection with SciClone’s regulatory activities with respect to the Licensed Products.

SciClone has agreed to use its commercially reasonable efforts to develop and commercialize the Licensed Products through the term of the License Agreement in all Regions of the Territory.

In connection with the execution of the License Agreement, SciClone will make an upfront cash payment to the Company of $20 million. SciClone is obligated to make additional payments of up to $100 million to the Company based on achievement of specified development, regulatory and sales-related milestones relating to the Licensed products. SciClone is also required to make double-digit royalties on net sales of Licensed Products in the Territory.

Under the License Agreement SciClone has agreed to purchase exclusively from the Company and the Company has agreed to provide to SciClone, necessary supplies of DANYELZA and omburtamab.

The License Agreement continues in force until terminated by either party on a Licensed Product-by-Licensed Product and Region-by-Region basis. Each Party may terminate the License Agreement if the other Party materially breaches the License Agreement and does not cure such breach within a specified period or if a Party experiences certain insolvency events. Each of the Parties also has certain unilateral termination rights, including a right for SciClone to terminate the License Agreement for convenience.

The License Agreement contains customary representations, warranties, covenants, and indemnification provisions subject to certain limitations.

The foregoing description of the License Agreement is not complete and is qualified in its entirety by reference to the text of the License Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description/Exhibit
10.1*	License Agreement dated December 17, 2020 between Y-mabs Therapeutics, Inc., and SciClone Pharmaceuticals International Ltd.
104	Interactive Data File (embedded within the Inline XBRL document).

* Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Y-MABS THERAPEUTICS, INC.

Date: December 22, 2020	By:	/s/ Thomas Gad
Thomas Gad
Founder, Chairman, President and Head of Business Development and Head of Strategy